Portfolio		Security		Date Purchased*

AVP - AB Balanced
Wealth			Dollar General Corp.	12/7/2011
AVP - AB Large
Cap Growth		Dollar General Corp.	12/7/2011


	 					Underwriting
Shares Purchased	Price per Share		Concession**

5,330			$39.00			$1.3650
18,500			$39.00			$1.3650


		 				% of Offering
Shares Purchased				including
by AB Including		Total Shares 		Purchased by AB
the Funds		Offered			the Funds***

455,997			28,750,000		1.59%
455,997			28,750,000		1.59%


Purchased From^		Shares Held 		Price per Share
			12/31/11		12/31/11

Citigroup		26,213			$41.14
Citigroup		84,052			$41.14


* With respect to the transactions, the issuer (including the operations of any predecessors) had been in business for a period of at least three years, and the securities purchased were (1) part of an Eligible Rule 144A Offering , (2) purchased prior to the end of the first day on which any sales were made, at a price not more than the price paid by each other purchaser of securities in the offering or in any concurrent offering of the securities if not offered for subscription upon exercise of rights or, if so offered, purchased on or before the fourth day preceding the day on which the rights offering terminated, and (3) offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

**The commission, spread or profit received or to be received by the principal underwriters was determined by the appropriate officers of the Adviser to be reasonable and fair compared to the commission, spread or profit received by other such persons in connection with the underwriting of similar securities sold during a comparable period of time.

*** Aggregate purchases by all AB buy-side clients, including the Fund, did not exceed 25% of the principal amount of the Offering.

^ Sanford C. Bernstein & Co., LLC (SCB&Co.), an affiliated broker-dealer of the Fund, was a co-manager of the underwriting syndicate for this transaction and was allocated 1.74% of the Offering. Other members of the underwriting syndicate for the Offering were as follows: Bank of America Merrill Lynch, Barclays Capital Inc., Citigroup Global Markets Inc., Goldman Sachs, JPMorgan Securities LLC, Wells Fargo Securities LLC, KKR Capital Markets, China International Capital Corp Ltd., and HSBC Securities (USA) Inc.